Exhibit 99.1

             CAVIT SCIENCES, INC. ANNOUNCES ASSET PURCHASE AGREEMENT

     BOCA RATON, FL, MAY 30, 2008--CAVIT SCIENCES, INC. ("Cavit") (OTCBB: CVIT) announced today that it completed an Asset Purchase Agreement with Alternecare Health Products, Inc. ("ALTERNECARE(TM)") on May 28, 2008.

ALTERNECARE(TM) is an innovator and leader in combining rapid home diagnostics with therapeutic nutraceutical based solutions, has penetrated the retail market in the US and has initiated the process to establish itself in the e-commerce marketplace. Cavit acquired ALTERNECARE(TM)'s inventory, customer lists, existing relationships, trademark and website.

Most importantly, Cavit acquired the consulting services of Ismael Gonzalez, ALTERNECARE(TM)'s President. Ismael has over 15 years of management experience in the natural products industry. He has held business development roles with top companies ranging from manufacturing to distribution. His business development expertise will be instrumental in Cavit's future.

ALTERNECARE(TM)'s product line joins Cavit's other two supplement lines, MD SOLUTION(TM) and AMERICARE HEALTH PRODUCTS(TM). Its brand awareness and presence in the retail market will assist the launch of Cavit's additional products and lines.

An  overview  of  ALTERNECARE(TM)'s   products  is  available  on  its  website:
www.alternecare.com

Cavit Sciences, Inc. ("Cavit") is a biotechnology company that has three developed supplement lines with products that enhance, improve, maintain and support the body by beneficially effecting various conditions and is engaged in developing treatments and prevention for cancer, viral infections, opportunistic infections, related diseases and the immune system. Product information and updates will soon be available on Cavit's website. Additional information regarding our supplement lines, treatment, development and Company information is available on the Company's website at: www.cavitsciences.com

Statements contained herein that are not historical fact may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934, that are subject to a variety of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements made by Cavit. These factors include, but are not limited to: (i) the ability of Cavit to successfully raise financing, (ii) the ability of Cavit to finalize its manufacturing and distribution facilities, and (iii) the ability of Cavit to successfully commercialize its products in certain markets. Additional factors that would cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in Cavit's filings with the Securities and Exchange Commission, including those factors discussed under the caption "Risk Factors" for Cavit on Form 10K-SB filed on April 18, 2008..

CONTACT:

Colm J. King, CEO      (561) 544-6988
Cavit Sciences, Inc.   www.cavitsciences.com